Exhibit (h)(3)(xv)

AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment to the Operating Expenses Agreement (this “Amendment”), effective as of April 28, 2017, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 4, 2003, as amended August 12, 2005, August 11, 2006, April 23, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, April 30, 2013, May 1, 2014, April 30, 2015, November 30, 2015 and April 29, 2016, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement to limit the Funds’ Operating Expenses; and

WHEREAS, the Parties desire to update the Agreement to conform to updated disclosure in the applicable prospectus for the Funds.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

a)	The second to last sentence of Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

The Advisor may not request or receive reimbursement of the Recoupment Balance before payment of the Fund’s operating expenses for the current year and the Fund may reimburse the Advisor only up to an amount that does not cause the expenses for that year to exceed the lesser of (i) the expense limitation applicable at the time of that fee waiver and/or expense reimbursement or (ii) the expense limitation in effect at the time of recoupment.

b)	The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	April 27, 2017	Date:	April 27, 2017